Exhibit 99.2

Contact:	Daniel Foley — Investors	Alberto Lopez — Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6344

Release #HET 10-0689

Harrah’s Does Not Endorse Below-Market ‘Mini-Tender’ Offer
From TRC Capital Corporation

LAS VEGAS, October 23, 2006 — Harrah’s Entertainment, Inc. (NYSE:HET) today announced it has received notice of an unsolicited “mini-tender” offer, made by TRC Capital Corporation, to purchase up to 1,000,000 shares of its common stock, which represents approximately 0.5 percent of the shares outstanding. Stockholders are cautioned that TRC Capital’s unsolicited offer of $73.00 per share was approximately 2.05% below the $74.53 per share closing price of Harrah’s common stock on October 18, 2006, the day before the offer commenced.

Harrah’s does not recommend or endorse tendering shares in response to this unsolicited offer in the event the tender offer price is below the market price.  Harrah’s is not associated with TRC Capital or its offer.

TRC Capital has made similar below-market “mini-tender” offers for the shares of other companies. These offers avoid many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (“SEC”). The SEC has cautioned investors about “mini-tender” offers in an investor alert. Additional information on the risks of “mini-tender” offers can be found on the SEC’s web site at: http://www.sec.gov/investor/pubs/minitend.htm.

Harrah’s urges investors to obtain current market quotations for their shares of common stock, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer.

Harrah’s stockholders who already have tendered their shares are advised that they may withdraw their shares by providing the written notice described in the TRC Capital offering documents prior to the expiration of the offer currently scheduled for 12:01 a.m. ET on November 17, 2006.

Harrah’s refers broker/dealers and other market participants involved in the dissemination of the offer to the SEC’s recommendations to broker/dealers in these circumstances, which can be found on the SEC’s Web site at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and to Information Memo Number 01-27 issued by the New York Stock Exchange on Sept. 28, 2001, regarding the dissemination of mini-tender offer materials, which can be found under the “Market Professionals — Information Memos” tab on the NYSE’s website at www.nyse.com.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment through operating subsidiaries. Since its beginning in Reno, Nevada 68 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site — www.harrahs.com.